Exhibit 99.B.e.(xxvi)

EXHIBIT E.XXVI

AMENDMENT NUMBER 23 TO

PRINCIPAL UNDERWRITING AGREEMENT

Pursuant to the Principal Underwriting Agreement between Hartford Securities Distribution Company, Inc. and The Hartford Mutual Funds, Inc. (formerly known as ITT Hartford Mutual Funds, Inc.) dated July 22, 1996, as amended and as assigned to Hartford Investment Financial Services, LLC (formerly known as Hartford Investment Financial Services Company) on November 1, 1998 (the “Agreement”), The Hartford Quality Bond Fund (the “Fund”) is hereby included as a new Fund, to which all provisions in the Agreement shall apply.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of November 30, 2012.

HARTFORD INVESTMENT FINANCIAL SERVICES, LLC

By:	/s/ James Davey
Name:	James Davey
Title:	President

THE HARTFORD MUTUAL FUNDS, INC.

By:	/s/ Mark A. Annoni
Name:	Mark A. Annoni
Title:	Vice President, Treasurer and Controller

HMF, Inc.